CARDIOVASCULAR SYSTEMS ANNOUNCES HEALTHCARE VETERAN MARTHA GOLDBERG ARONSON JOINS BOARD OF DIRECTORS

Leslie Trigg Retires after Seven Years of Service.

St. Paul, Minn., Feb. 21, 2017 – Cardiovascular Systems (CSI) (NASDAQ: CSII) today announced the addition of independent board member Martha Goldberg Aronson, an experienced business executive with deep healthcare and medical industry experience. Aronson replaces director Leslie Trigg, who is retiring after seven years of service. The CSI board continues to have seven directors, six of whom are independent.

“Leslie provided thoughtful guidance and valuable counsel to our company throughout her tenure on our Board,” said Scott Ward, CSI chairman, president and chief executive officer. “Her experience and perspectives helped shape CSI’s strategy and prepared our company to be the leader in the atherectomy market. We thank Leslie for her years of service to CSI, and we are pleased to welcome Martha Goldberg Aronson to CSI.”

From 2012 to 2016, Aronson served as the executive vice president and president of Global Healthcare at Ecolab, Inc., where she was responsible for the global healthcare business with a specific focus on products and programs for infection prevention. From 2010 to 2012, she was senior vice president and president, North America, at Hill-Rom Holdings, Inc., where she oversaw all aspects of the $1 billion acute care business including sales, marketing, and service. Prior to that, Aronson worked at Medtronic, Inc. in various general management roles, both in the US and internationally, for eighteen years. She served on the executive committee as senior vice president and chief talent officer. She currently serves as a director on the boards of Conmed Corporation (NASDAQ: CNMD) and Methode Electronics (NYSE: MEI), and served as a director of Hutchinson Technology, Inc. (NASDAQ: HTCH) from 2010 to 2016. She received a Master of Business Administration from Harvard Graduate School of Business and a Bachelor of Arts in Economics from Wellesley College.

Said Ward, “Martha brings more than two decades of public company and medical technology experience. Her knowledge and experience in executive leadership roles will be invaluable as CSI serves the large and growing unmet need for treating arterial calcium.”

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted the first 510(k) clearance for the use of the Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the Coronary Orbital Atherectomy System. To date, over 290,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com.

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 j.nielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com